Exhibit 99.1

Oragenics Awarded a $250,000 Grant from the National Institute of General Medical Sciences (NIGMS) for the Continued Research and Development of Lantibiotics.

TAMPA, Fla. (October 4, 2021) – Oragenics, Inc. (NYSE American: OGEN) (“Oragenics” or the “Company”) today announced that it was awarded a small business innovation research grant in the amount of $250,000 (“Computer-aided Design for Improved Lantibiotics” R41GM136034) for the Company’s continued research and development of lantibiotics, including its collaborative program with the Biomolecular Sciences Institute at Florida International University (FIU). The grant provides Oragenics with funding to develop novel lantibiotics for the treatment of ESKAPE pathogens (Enterococcus faecium, Staphylococcus aureus, Klebsiella pneumoniae, Acinetobacter baumannii, Pseudomonas aeruginosa, and Enterobacter spp.).

The NIGMS is a branch of the National Institutes of Health (NIH) that supports basic research that increases our understanding of biological processes and lays the foundation for advances in disease diagnosis, treatment, and prevention. NIGMS notes that with the ever-increasing problem of antibiotic resistance and the concurrent use of antibiotics in the food chain and in agriculture, there is an urgent and unmet need for new classes of antibiotics.

“We are pleased and honored to receive this non-dilutive funding which supports the Company’s efforts in research and development of lantibiotics and provides Oragenics with the opportunity to potentially expand on the identification of compounds that may be effective against life-threatening infections” said Frederick W. Telling, Ph.D., Oragenics’ Executive Chairman. Dr. Telling added, “We believe that lantibiotics represent a large untapped pipeline for the development of novel antibiotics. Mutacin 1140 is a lantibiotic discovered by Oragenics, that has provided a basis for the Company’s antibiotic research and development and engineering. This funding will support additional molecular modeling efforts and other activities, including in collaboration with FIU, to develop new lantibiotic compounds.”

About Oragenics, Inc.

Oragenics, Inc. is a development-stage company dedicated to fighting infectious diseases including coronaviruses and multidrug-resistant organisms. Its lead product is Terra CoV-2, a vaccine candidate to prevent COVID-19 and variants of the SARS-CoV-2 virus. The Terra CoV-2 program leverages coronavirus spike protein research licensed from the NIH and the National Research Council of Canada NRC with a focus on addressing supply-chain challenges, and offering more patient-friendly administration, such as intranasal. Its lantibiotics program features a novel class of antibiotics against infectious diseases that have developed resistance to commercial antibiotics.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to, the following: the Company’s ability to advance the development of Terra CoV-2 and lantibiotics under the timelines and in accord with the milestones it projects; the Company’s ability to obtain funding, non-dilutive or otherwise, for the development of the vaccine product candidate, Terra CoV-2 and our lantibiotics, whether through its own cash on hand, or another alternative source; the regulatory application process, research and development stages, and future clinical data and analysis relating to Terra CoV-2 and lantibiotics, including any meetings, decisions by regulatory authorities, such as the FDA and investigational review boards, whether favorable or unfavorable; the potential application of Terra CoV-2 to variants and other coronaviruses; the Company’s ability to obtain, maintain and enforce necessary patent and other intellectual property protection; the nature of competition and development relating to COVID-19 immunization and therapeutic treatments and demand for vaccines and antibiotics; the Company’s expectations as to administration, manufacturing, storage and distribution; other potential adverse impacts due to the global COVID-19 pandemic, such as delays in regulatory review, interruptions to manufacturers and supply chains, adverse impacts on healthcare systems and disruption of the global economy; and general economic and market conditions and risks, as well as other uncertainties described in our filings with the U.S. Securities and Exchange Commission. All information set forth in this press release is as of the date hereof. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by law.

CONTACTS

Oragenics, Inc.

Michael Sullivan, Chief Financial Officer

813-286-7900

msullivan@oragenics.com

or

LHA Investor Relations

Kim Golodetz

212-838-3777

kgolodetz@lhai.com

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